Exhibit 4.1

August 28, 2023

BrightView Holdings, Inc.

980 Jolly Road

Blue Bell, PA 19422

Ladies and Gentlemen:

Reference is made to (i) that certain Stockholders Agreement by and between BrightView Holdings, Inc. (the “Company”) and KKR BrightView Aggregator L.P. (“Stockholder”) and the other parties thereto from time to time, dated as of June 27, 2018 as amended from time to time (the “Stockholders Agreement”), and (ii) that certain Investment Agreement by and between the Company and Birch Equity Holdings, LP, dated as of the date hereof (the “Investment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

Stockholder hereby irrevocably waives all consent rights under Section 2.3(b) of the Stockholders Agreement. Stockholder hereby irrevocably waives its rights to appoint more than two directors under Section 2.1(b) of the Stockholders Agreement.

In addition, Stockholder hereby agrees for so long as the Investor Parties are subject to the restrictions of Section 4.07(c) of the Investment Agreement, that it will not knowingly (after reasonable inquiry), directly or indirectly (without the prior written consent of the Board), transfer any shares of common stock of the Company to any Activist Shareholders or Direct Competitor; provided, that these restrictions shall not apply to transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to a registration rights agreement or through a bona fide sale without registration effectuated pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Further, Stockholder hereby agrees to be subject to the obligations of the Investor Parties set forth in Sections 4.03 and 4.04 of the Investment Agreement is if it was a party thereto. Such obligations of the Investor Parties shall apply mutatis mutandis to Stockholder.

Stockholder hereby acknowledges and agrees that the Company is and shall be an express third party beneficiary of this letter (and, for the avoidance of doubt, shall be entitled to enforce directly the obligations of Stockholder pursuant to this letter).

This letter is governed by and construed in accordance with the laws of the State of Delaware and may not be amended or modified except by a written instrument executed by Stockholder and the Company.

[signature page follows]

Very truly yours,

KKR BRIGHTVIEW Aggregator L.P.

By:	/s/ Paul Raether
Name:	Paul Raether
Title:	Vice President

[Signature Page to Waiver of Rights Letter]